Exhibit 99.2

Bernie Aldrich Remarks

RIMG 3Q07 Conference Call

▪	Good morning and thank you for taking the time to participate in our third quarter earnings conference call.

▪	Joining me today is Rob Wolf, our chief financial officer, who will review our recent operating results in some detail.

▪	Also with us are Manny Almeida, our executive vice president of sales and marketing, and Dave Suden, our chief technology officer.

▪	We will be pleased to take your questions at the conclusion of our opening remarks.

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Since Regulation FD prohibits us from providing any forward-looking statements unless they are simultaneously released to the public, we have provided financial guidance for the fourth quarter of 2007 in this morning’s release.

▪	It is important to understand that this guidance is subject to a number of risks that could affect our anticipated performance.

▪	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.

▪	Turning now to the subject of this conference call, third quarter sales totaled $33.7 million, an increase of 36% from $24.8 million in the year-earlier period.

▪	Third quarter earnings rose 40% to $6.2 million or $0.59 per diluted share, from $4.4 million or $0.43 per diluted share in the third quarter of 2006.

▪	Before briefly reviewing our third quarter results, I want to mention the new share repurchase authorization that we announced in this morning’s release.

▪	Under the previous buyback program that was adopted in July, we repurchased the entire 500,000 shares that our Board authorized.

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Through the new authorization, we can repurchase another 500,000 shares at prevailing market prices in the open market or in private transactions, subject to market conditions, share price, trading volume and other factors.

▪	This program can be discontinued at any time.

▪	Returning to our recent operating results, Rimage’s third quarter performance benefited from significantly increased sales of high-end Producer disc publishing systems.

▪	Our higher Producer sales resulted from two factors: one was anticipated, the other was not.

▪	The anticipated factor relates to the backlog of Producer systems that we had at the end of this year’s second quarter.

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As previously announced, we received two significant orders in the second quarter from major national retailers for Producer systems and related multi-year maintenance contracts and replacement printer ribbons.

▪	One of these orders totaled $8.0 million, while the second was valued at $6.5 million.

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Of this $14.5 million in retail orders, we recognized revenues of approximately $3.8 million in the second quarter and $8.4 million in the third quarter related to the system hardware and consumable supply components of both orders.

▪	The maintenance component of these orders will be recognized over a multi-year period, which started in this year’s third quarter.

▪	This amount was factored into our previously issued financial guidance for the third quarter.

▪	What we did not anticipate...and what was not factored into our guidance...was the strongly above-plan performance of our distribution channel during the third quarter.

▪	Sales generated through Rimage’s U.S. distribution channel rebounded strongly in the third quarter, growing by a stronger than anticipated 39% from the second quarter level.

▪	Producer revenues accounted for the majority of total third quarter channel sales.

▪	Our robust channel sales of high-end Producer systems pushed our gross margin to 49% from 45% in this year’s second quarter.

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One additional factor that benefited our third quarter results was solidly higher sales of consumable supplies, reflecting the growth of Rimage’s installed base of disc publishing systems in retail and other applications.

▪	As a result of these various factors, we were able to far exceed our third quarter guidance.

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The large retail orders that we have received for our Producer hardware over the past few years are an indication that our equipment has become the retail industry standard for the on-demand publishing of digital data on CDs, DVDs and blue laser discs.

▪	Publishing customers’ photos on discs has been the initial application for most of our systems sold into the retail market.

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This is a large market that, we believe, has considerable room for future growth, as do our medical and business services markets, which utilize Rimage systems for a broad range of applications that fulfill content delivery, audio/visual and archiving needs.

▪	Now, I will turn to the financial guidance contained in this morning’s release.

▪	At this time, we are not anticipating significant orders from national retailers for Producer hardware during the fourth quarter.

▪	As we have stated many times in the past, the rollout schedules of our retail customers are uneven, causing our retail sales to fluctuate between quarters.

▪	However, we believe the fourth quarter outlook is positive for our distribution channel as well as for sales of consumable supplies and maintenance services.

▪	Given these factors, we are forecasting earnings of $0.27 to $0.32 on revenues of $24 to $26 million for the fourth quarter of 2007 ending December 31.

▪	Sales and earnings at this level would make the final three months of 2007 another period of solid operating results for Rimage.

▪	Thank you. Now Rob Wolf will review our third quarter results in some detail.

Rob Wolf Remarks

RIMG 3Q07 Conference Call

▪	Thanks, Bernie

▪	First, I will run through a few highlights about our third quarter sales.

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Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 28% in the third quarter of 2007 and accounted for 43% of sales, compared to 45% in the third quarter of 2006.

▪	International sales increased 28% in the third quarter and accounted for 27% of total sales, compared to 29% in the third quarter of 2006.

▪	Sales from our European operation, which generated the majority of our international sales, increased 28% in the third quarter, while sales in Asian markets increased 24%.

▪	Currency effects increased worldwide sales by 2% in the third quarter of 2007.

▪	Rimage’s gross margin was 49% in the third quarter, compared to 45% in this year’s second quarter and unchanged from the third quarter of 2006.

▪	Our third quarter gross margin benefited from the increased sales of high-end Producer publishing systems that we posted during this period.

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Reflecting our outlook for the absence of significant retail-related Producer equipment sales in the fourth quarter, our gross margin for the final three months of 2007 is expected to be in the mid-40% range.

▪	Moving down the P&L, third quarter R&D expense came to $1.6 million, up from $1.4 million in this year’s second quarter and $1.5 million in the third quarter of 2006.

▪	The sequential quarterly and year-over-year increases in R&D reflect the impact of several product development initiatives.

▪	R&D spending in the fourth quarter of 2007 is forecasted to be at or near the third quarter level.

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Selling, general and administrative expense, which includes stock compensation expense, totaled $6.2 million, down modestly from $6.3 million in the second quarter but up from $5.0 million in the third quarter of 2006.

▪	The year-over-year increase in SG&A resulted primarily from further strengthening of Rimage’s sales and marketing organization.

▪	We believe fourth quarter SG&A expense should be at or near the third quarter level.

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Our third quarter income tax as a percentage of pre-tax income was a normalized 35%, compared to 31% in the third quarter of 2006, when our tax rate benefited from a tax adjustment related to tax-exempt interest income, as well as a reduction in the reserve for prior year’s income taxes.

▪	For this year’s fourth quarter, we believe our income tax as a percentage of pre-tax income will be at or near the third quarter rate.

▪	Turning now to our balance sheet, Rimage is continuing to generate significant cash flows from internal operations.

▪	Cash and investments totaled $84.9 million at the end of the third quarter of 2007, compared to $86.9 million at the end of this year’s second quarter and $77.4 million at December 31, 2006.

▪	During this year’s third quarter, approximately $12 million of cash was used to repurchase 500,000 Rimage shares under the completed stock buyback program authorized in July 2007.

▪	Stockholders’ equity came to $98.8 million at September 30, 2007, compared to $104.1 million at June 30, 2007and $95.5 million at December 31, 2006.

▪	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.